Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Sole Member
CSC Holdings, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-71965) on Form S-3 of CSC Holdings, LLC of our report dated February 26, 2014, with respect to the consolidated balance sheets of CSC Holdings, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in total deficiency, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule listed in Item 15(a)(2), and our report dated February 26, 2014, with respect to the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in this December 31, 2013 combined annual report on Form 10-K of CSC Holdings, LLC and Cablevision Systems Corporation dated February 26, 2014.

/s/ KPMG LLP

Melville, New York
 February 26, 2014